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                                                              EXHIBIT L


                  [SUTHERLAND, ASBILL & BRENNAN LETTERHEAD]



                                                           January 16, 1996



Allied Capital Corporation
c/o Allied Capital Advisers, Inc.
1666 K Street, N.W.
Suite 901
Washington, D.C.  20006

Ladies and Gentlemen:

          We have acted as counsel to Allied Capital Corporation, a Maryland corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission of the Company's proposed offering of shares of the Company's common stock (the "Shares") pursuant to a registration statement on Form N-2, as amended (File No. 33-64629) (the "Registration Statement"). The Shares are being offered through the issuance of nontransferable rights to existing holders of the Company's common stock, and any Shares not subscribed for pursuant to such rights may be offered to other persons, in each case as described in the Registration Statement.

          We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company's Articles of Incorporation and its Bylaws,
(ii) resolutions of the board of directors of the Company approving the offer and the issuance of the Shares, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.
In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

          This opinion is limited to the laws of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction. We do not hold ourselves out as experts
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Allied Capital Corporation
January 16, 1996
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in the laws of the State of Maryland, and we have not consulted with Maryland counsel with respect to this opinion letter. The opinions expressed in this letter are based on our review of the Maryland Corporation Law, with which we are familiar.

          Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

          2. Upon the consummation of sale of Shares and the payment of the consideration therefor in the manner described above and in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,




                                        /s/ SUTHERLAND, ASBILL & BRENNAN